EXHIBIT (C)(2)
                             COLONIAL HOLDINGS, INC.

                                     [PHOTO]

                     PRESENTATION TO THE BOARD OF DIRECTORS
                                       BY
                              BB&T CAPITAL MARKETS
                                  JUNE 5, 2001

TABLE  OF  CONTENTS

Executive  Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I

     -    Offer  Analysis

Industry  and  Company  Overview. . . . . . . . . . . . . . . . . . . . . . . II

     -    Industry  Overview
     -    Company  Overview
     -    Company  Financials
     -    Stock  Price  Performance
     -    Stock  Price  Trading  Analysis
     -    Ownership  Profile

Valuation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III

     -    Comparable  Publicly-Traded  Companies  Analysis
     -    Comparable  Transactions  Analysis
     -    Premiums  Paid  Analysis
     -    Discounted  Cash  Flow  Analysis
     -    Valuation  Conclusion

Opinion  Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . IV

Appendices
----------
Comparable  Publicly-Traded  Companies  Analysis
Comparable  Transactions  Analysis
Discounted  Cash  Flow  Analysis


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

================================================================================





                            I.     EXECUTIVE SUMMARY





--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

EXECUTIVE  SUMMARY  -  OFFER  ANALYSIS

================================================================================
Timing Mr. Jeffrey Jacobs, Chairman of the Board and Chief Executive Officer of Colonial Holdings, Inc., proposed on February 28, 2001 to acquire the outstanding common stock of Colonial Holdings, Inc. that he does not currently own for $1.00 per share. On May 21, 2001, Mr. Jacobs increased his offer to $1.10 per share

Terms Mr. Jacobs indirectly owns approximately 42.65% of the issued and outstanding common stock of Colonial Holdings, Inc. Mr. Jacobs proposed to acquire each issued and outstanding share of Class A and Class B stock that he does not currently own for $1.10 per share

Cash  Required      Mr.  Jacobs  will  pay  approximately  $4.7  million for the
                    57.35% of the issued and outstanding common stock of Colonial Holdings, Inc. that he does not currently own

Valuation           At $1.10 per share, the equity value(1) of the total Company is  $8.2  million  and the enterprise value is $34.8 million
                    (after adding $28.0 million in total debt less $1.3 million in cash(2). This implies a 1.2x LTM(2) sales multiple, 22.8x
                    LTM EBITDA multiple, and a 0.3x book value multiple. Net income and EBIT multiples are not meaningful as the Company has negative LTM net income and EBIT

CHLD  Stock         Since  the initial offer was announced on February 28, 2001,
Performance         the  stock  has  traded  up  from  $0.23  the day before the announcement to $0.72 as of June 5, 2001, representing a 207.7% increase

(1) Shares outstanding is comprised of 5,025,239 Class A shares, 2,242,500 Class B shares, and 155,000 stock options with an exercise price of $1.00.
(2) Source: 10-Q for quarter ended March 31, 2001. Latest twelve months as of March 31, 2001.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                  3                  BB&T Capital Markets

================================================================================





                      II.     INDUSTRY AND COMPANY OVERVIEW





--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

HORSERACING  INDUSTRY  OVERVIEW
================================================================================

-    The  number  of thoroughbred races in the U.S. declined by 25% from 1989 to
     2000

           Annual Number of Thoroughbred Races in the U.S. (1989-2000)
           -----------------------------------------------------------

                                [CHART OMMITTED]

- Total on-track U.S. pari-mutuel handle declined from $2.9 billion in 1996 to $2.3 billion in 2000, a 23% reduction

- As a result, live horseracing has largely been proven to be unprofitable as a standalone product


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                  5                  BB&T Capital Markets

HORSERACING  INDUSTRY  OVERVIEW
================================================================================

- Offsetting the decline in on-track betting, however, has been strong growth in off-track betting ("OTB")

- OTB pari-mutuel handle increased 38% from $8.7 billion in 1996 to $11.9 billion in 2000

- Total pari-mutuel handle increased at a compounded annual growth rate of 4% from $9.3 billion in 1989 to $14.2 billion in 2000

                    Total U.S. Pari-Mutuel Handle (1989-2000)
                    -----------------------------------------
                                 ($ in billions)

                                [CHART OMMITTED]


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                  6                  BB&T Capital Markets

HORSERACING  INDUSTRY  OVERVIEW
================================================================================

- Accompanying the increase in OTB pari-mutuel handle has been the growth in supplemental income sources
     --     Penn  National  Gaming:  1,974  gaming  machines  at  Charles  Town
     --     MTR  Gaming:  1,905  gaming  machines  at  Mountaineer  Park
     --     Churchill  Downs:  150  gaming  tables  at  Hollywood  Park
     --     Canterbury  Park:  43  gaming  tables  at  Canterbury  Park

- As a result, total thoroughbred purses increased from $707 million in 1989 to $1 billion in 2000 and the average purse per race nearly doubled from $9,544 in 1989 to $18,579 in 2000

      U.S. Thoroughbred Horseracing Total Purses and Average Purse Per Race
      ---------------------------------------------------------------------
                                   ($ in 000s)

                                [CHART OMMITTED]


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                  7                  BB&T Capital Markets

HORSERACING  INDUSTRY  OVERVIEW
================================================================================

- The highly fragmented horseracing industry has undergone significant consolidation in recent years as the industry's largest participants (for example, Churchill Downs and Magna Entertainment) have been acquiring some of the "A" quality racetracks in an effort to:
     --   maximize  revenues  from  simulcast  and  off-track  operations
     -- spread more broadly the costs of live horseracing over simulcast, OTB, and gaming assets
     --   more  efficiently  schedule  races
     --   increase  operating  efficiencies

-    Demographics  are  not  in  the  horseracing  industry's  favor:
     --   average  patron  at  racetracks  remains  primarily  older  males
     -- OTB patrons have largely represented a shift of already existing customers
     -- industry participants are seeking to attract a younger audience to its events; efforts (by companies such as Magna Entertainment and Churchill Downs) include Internet-based products and a simplification of the wagering process

- Expansion of casino gaming in the U.S. in the past decade and alternative sources of entertainment, such as attendance at or wagering on professional sports or internet based gaming, has increased the competition to horseracing


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                  8                  BB&T Capital Markets

COMPANY  OVERVIEW
================================================================================

- Colonial Holdings, Inc. ("Colonial") conducts pari-mutuel wagering on thoroughbred and standardbred horseracing at its Colonial Downs racetrack in New Kent, VA. The Company also owns and operates four OTB parlors which provide simulcast pari-mutuel wagering from racetracks throughout the U.S.

                Colonial Holdings Timeline of Selected Key Events
                -------------------------------------------------

November 1988   Virginia legislature approves wagering on horse races.
    1992        General Assembly allows OTB parlors.
October 1994    Virginia Racing Commission issues track permit to Colonial Downs.  Mr. Jeffrey Jacobs invests
                $10 million in Colonial Downs.
    1996        Colonial Downs Holdings incorporated.
February 1996   Chesapeake OTB parlor opens.
August 1996     Colonial Downs announces new management and financial structure - Mr. Jacobs assumes control.
September 1996  Richmond OTB parlor opens.
January 1997    Mr. James Peterson III becomes president.
March 1997      Colonial Downs Holdings raises $37.2 million with IPO.
September 1997  Opening of Colonial Downs racetrack.
November 1997   Fredericksburg, Martinsville, and Roanoke defeat OTB parlor initiatives.
Winter 1997     Lawsuit with general contractor Norglass.
December 1997   Brunswick and Hampton OTB parlors open.
December 1997   Mr. James Peterson III retires as president.
November 1998   Stock reclassified as a small capitalization by NASDAQ.
November 1999   Virginia Racing Commission and local officials turn down the Company's proposal to develop a steeplechase facility in Dumfries, VA.
November 1999   The Company rejects $62 million stock offer from Equus Gaming Co.
January 2000    The Company explores its strategic alternatives, ultimately deciding to remain publicly held.
August 2000     Refinancing of $15 million owed to PNC Bank by Mr. Jacobs.
August 2000     Company named changed from Colonial Downs Holdings, Inc. to Colonial Holdings, Inc.
February 2001   Mr. Jeffrey Jacobs proposes to acquire the Company for $1.00 per share.
May 2001        Mr. Jeffrey Jacobs increases his bid to $1.10 per share.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                  9                  BB&T Capital Markets

COMPANY  OVERVIEW
================================================================================

- Following its IPO in March 1997 and the completion of the Colonial Downs racetrack in September 1997, the Company had a five-part strategy:

1. Large and high quality racetracks - the Company's one and a quarter mile dirt track is one of the largest tracks in the U.S. and its 180 foot wide mile turf track is the largest turf track in North America. Both racetracks have received excellent reviews from horsemen

2. Moderate debt levels - the $37.2 million raised in the IPO reduced the amount of debt needed to complete the racetrack. Net debt as of December 31, 1997 was approximately $13.4 million

3. Off-track betting parlors prior to racetrack - the Richmond and Chesapeake OTBs were opened in 1996; proceeds from these operations were utilized to increase purses at the Colonial Downs racetrack

4. Year-round facility - as horseracing is seasonal, the Colonial Downs racetrack was designed to accommodate events such as concerts and polo games

5. Coordination with Maryland's racetracks - cooperation between Colonial Downs and Maryland's racetracks when scheduling races reduced head-to-head competition


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 10                  BB&T Capital Markets

COMPANY  OVERVIEW
================================================================================

- Despite the completion of two additional OTBs and the hosting of the 1998 Breeders Crown and the 1998 and 1999 Virginia Derby, Colonial generated a cumulative negative $9.3 million in net income from 1997-2000
                 --------
     --   Unsuccessful  in  attempts  to  build  OTB parlor in Northern Virginia
     --   Mandated  to  run  unprofitable  harness  racing
     --   Attendance  at  racetrack  below  expectations
     --   Several  OTB  parlors  performed  below  expectations
     -- Difficult economics, as Colonial receives only 6.5% of the handle to cover direct expenses, SG&A, and interest payments

                  |--------------------------------------------------|
                  |                                     % of Colonial|
                  |                        % of Handle     Revenue   |
                  |                                                  |
                  |Handle                       100.0%            -- |
                  |Winning to Partons            80.0%            -- |
                  |                                                  |
                  |Colonial Revenue              20.0%         100.0%|
                  |                                                  |
                  |Less:                                             |
                  |  Purse Account               5.25%          26.3%|
                  |  Simulcast Fees               3.0%          15.0%|
                  |  MJC Mgt. Fee                 2.0%          10.0%|
                  |  State/Local Taxes            2.0%          10.0%|
                  |  VA Breeder's Fund            1.0%           5.0%|
                  |  Equine Research             0.25%           1.3%|
                  |                     --------------  -------------|
                  |                                                  |
                  |Colonial Takeout               6.5%          32.5%|
                  |--------------------------------------------------|


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 11                  BB&T Capital Markets

COMPANY  OVERVIEW
================================================================================

- Colonial Holdings' lack of profitability has led to a significant increase in its debt level
- For the past 12-18 months, the operation of Colonial Holdings has been dependent upon the financial support of Mr. Jacobs
     -    August  2000  refinancing  of  $15  million  owed  to  PNC  Bank
     - April 2000 loan of $1.5 - $2.0 million to meet operational liquidity needs
- For the 1999 annual report, the Company's auditor, BDO Seidman, noted that continued losses combined with an increasing debt level "raise(s) substantial doubt about the Company's ability to continue as a going concern."

               Colonial Holdings Net Debt (1996-2000 and Q1 2001)
               --------------------------------------------------
                                   ($ in 000s)


                                                 As of December 31,
                                 ------------------------------------------    Ql
                                  1996    1997     1998     1999     2000     2001
                                 ------  -------  -------  -------  -------  -------

Cash & Cash Equivalents          $1,380  $ 3,348  $ 1,155  $ 1,313  $ 1,119  $ 1,278

Short-Term Debt                  $   48  $ 1,373  $ 9,184  $15,974  $   936  $ 1,127
Short-Term Debt (Related Party)  $1,638  $     0  $     0  $ 8,800  $     0  $     0
                                 ------  -------  -------  -------  -------  -------
Total Short-Term Debt            $1,685  $ 1,373  $ 9,184  $24,774  $   936  $ 1,127

Long-TermDebt                    $   42  $ 9,890  $ 8,508  $ 1,750  $ 1,160  $ 1,088
Long -TermDebt (Related Party)   $3,449  $ 5,500  $ 6,500  $ 1,225  $25,738  $25,738
                                 ------  -------  -------  -------  -------  -------
Total Long-TermDebt              $3,491  $15,390  $15,008  $ 2,975  $26,898  $26,826

Total Debt                       $5,176  $16,763  $24,192  $27,749  $27,834  $27,953
                                 ------  -------  -------  -------  -------  -------

NET DEBT                         $3,796  $13,415  $23,037  $26,436  $26,715  $26,675


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 12                  BB&T Capital Markets

COMPANY OVERVIEW - INCOME STATEMENTS
================================================================================


$  in  000s
                                                    FISCAL YEARS ENDED DECEMBER 31.     3 MONTHS ENDED MARCH 31,  LTM  ENDED
                                              -----------------------------------------  -----------------------  ----------
                                                1997      1998       1999       2000       2000      2001     MARCH 31,2001
                                              --------  ---------  ---------  ---------  --------  --------  ---------------
REVENUES
  Pari-mutuel and simulcasting commissions    $20,824   $ 26,737   $ 27,285   $ 27,366   $ 6,524   $ 6,929   $       27,771
  Other                                         2,823      2,710      2,066      1,836       376       476            1,936
                                              --------  ---------  ---------  ---------  --------  --------  ---------------
TOTAL REVENUES                                 23,647     29,447     29,351     29,202     6,900     7,405           29,707
  % growth                                         --       24.5%      -0.3%      -0.5%       --        --
Direct Operating Expenses
  Purses, fees, and other pari-mutuel taxes    10,164     11,509      9,564     11,767     2,789     3,198           12,176
  Simulcast and other direct expenses           9,165     13,791     11,418     11,936     2,384     2,544           12,096
                                              --------  ---------  ---------  ---------  --------  --------  ---------------
Total Direct Operating Expenses                19,329     25,300     20,982     23,703     5,173     5,742           24,272

SG&A Expenses                                   4,130      6,142      4,829      3,969       781       720            3,908
                                              --------  ---------  ---------  ---------  --------  --------  ---------------

EBITDA                                            188     (1,995)     3,540      1,530       946       943            1,527
  % margin                                        0.8%      -6.8%     12.1 %       5.2%     13.7%     12.7%            5.1 %

  Depreciation and Amortization                   655      1.602      1,839      1,696       425       401            1,672
                                              --------  ---------  ---------  ---------  --------  --------  ---------------
EBIT                                             (467)    (3,597)     1,701       (166)      521       542             (145)
  % margin                                       -2.0%     -12.2%       5.8%      -0.6%      7.6%      7.3%            -0.5%

  Interest expense (income)                      (559)     1,775      2.840      2,703       707       669            2.665
                                              --------  ---------  ---------  ---------  --------  --------  ---------------
EARNINGS BEFORE INCOME TAXES                       92     (5,372)    (1,139)    (2,869)     (186)     (127)          (2,810)

  Provision for income taxes                       84        (84)         0          0         0         0                0
                                              --------  ---------  ---------  ---------  --------  --------  ---------------
NET EARNINGS                                  $     8    ($5,288)   ($1,139)   ($2,869)    ($186)    ($127)         ($2,810)
                                              ========  =========  =========  =========  ========  ========  ===============
  % margin                                        0.0%     -18.0%      -3.9%      -9.8%     -2.7%     -1.7%            -9.5%

EARNINGS PER SHARE
  Basic and diluted EPS                       $  0.01     ($0.73)    ($0.16)    ($0.39)   ($0.03)   ($0.02)              --
  Weighted average shares outstanding           6,318      7,250      7,260      7,267     7,267     7,267               --


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 13                  BB&T Capital Markets

COMPANY  OVERVIEW  -  BALANCE  SHEETS
================================================================================




      $  in  000s

                                                                 Fiscal  Years
                                                               Ended December 31,         As of
                                                           -------------------------
                                                            1998     1999     2000    March 31, 2001
                                                           -------  -------  -------  ---------------
Assets
  Cash and equivalents                                     $ 1,155  $ 1,313  $ 1,119  $         1,278
  Horsemen's deposits                                          600      659      602            1,461
  Accounts receivable                                          296      253      351              438
  Prepaid expenses and other assets                            227      114       97              418
                                                           -------  -------  -------  ---------------
Total Current Assets                                         2,278    2,339    2,169            3,595
NET PLANT, PROPERTY and Equipment                           65,324   64,186   62,889           62,712
  Net licensing costs                                          772      729      703              689
  Other assets                                                 207      151       92               73
                                                           -------  -------  -------  ---------------
Total Assets                                               $68,581  $67,405  $65,853  $        67,069
                                                           =======  =======  =======  ===============
Liabilities and Stockholders' Equity
  Accounts payable                                         $ 6,417  $ 2,764  $ 2,967  $         2,521
  Purses due horsemen                                          608      182      306            1,668
  Accrued liabilities and other                                730    1,184    2,089            2,397
  Current maturities of long term debt and capital leases    9,184   15,974      936            1,127
  Current maturities of long term debt - related parties         0    8,800        0                0
                                                           -------  -------  -------  ---------------
Total Current Liabilities                                   16,939   28,904    6,298            7,713
  Long-term debt and capital lease obligations               8,508    1,750    1,160            1,088
  Notes payable - related parties                            6,500    1,225   25,738           25,738
                                                           -------  -------  -------  ---------------
Total Liabilities                                           31,947   31,879   33,196           34,539
                                                           -------  -------  -------  ---------------
Total Stockholders' Equity                                  36,634   35,526   32,657           32,530
                                                           -------  -------  -------  ---------------
Total Liabilities and Stockholders' Equity                 $68,581  $67,405  $65,853  $        67,069
                                                           =======  =======  =======  ===============


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 14                  BB&T Capital Markets

COMPANY  OVERVIEW  -  PROJECTIONS
================================================================================

-    Management  provided  projected  EBITDA  for  2001-2005
-    Assumptions  underlying  the  projected  EBITDA  include:
     -- Colonial retains operational independence and is not combined with the operations of an acquirer
     --   management  agreement  with  Jalou  initiated  in  February  2001
     --   second  management  agreement  with  Jalou  initiated  in  August 2001
     -- revenue (excluding Jalou management fees) remains at approximately $29.2 million for 2001-2005
     --   Colonial  continues  to  conduct  harness  racing

                          $ in 000s
     |---------------------------------------------------|
     |                                                   |
     |          For the Fiscal Year ending December 31,  |
     |          ---------------------------------------  |
     |           2001    2002    2003    2004    2005    |
     |          ------  ------  ------  ------  -------  |
     |  EBITDA  $2,644  $3,454  $4,057  $4,057  $4,057   |
     |                                                   |
     |---------------------------------------------------|


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 15                  BB&T Capital Markets

COMPANY  OVERVIEW  -  STOCK  PRICE  PERFORMANCE
================================================================================

     |----------------------------------------------------------------|
     |  6/1/01      52-Week      52-Week       Average Daily Volume   |
     |  Price        High         Low         LTM        Since Offer  |
     |  ------       -----       -----       -----       -----------  |
     |  $0.72        $1.00      $0.16        9,484          7,562     |
     |----------------------------------------------------------------|


                                [CHART OMMITTED]


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 16                  BB&T Capital Markets

COMPANY  OVERVIEW  -  STOCK  PRICE  PERFORMANCE
================================================================================


                                [CHART OMMITTED]


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 17                  BB&T Capital Markets

COMPANY  OVERVIEW  -  STOCK  PRICE  TRADING  ANALYSIS  (LTM  AS  OF  6/1/01)
================================================================================


|--------------------------------------|      |--------------------------------|
|Volume Below $1.10 Offer Price  100.0%|      |             Range    % of Total|
|Volume at $1.10 Offer Price       0.0%|      |   Range     Volume     Volume  |
|                                      |      |-----------  -------  ----------|
|Volume above $1.10 Offer Price    0.0%|      |$0.00-$0.20  118,200        4.9%|
|--------------------------------------|      |$0.21-$0.40  781,400       32.6%|
                                              |$0.41-$0.60  590,700       27.3%|
                                              |$0.61-$0.80  656,100       27.3%|
                                              |$0.81-$1.00  253,000       10.5%|
                                              |--------------------------------|


                                [CHART OMMITTED]


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 18                  BB&T Capital Markets


                                [CHART OMMITTED]

COMPANY  OVERVIEW
Ownership  Profile
================================================================================


                                 Total Shares Outstanding: 7,422,739 (1)

-----------------------------------------------------  ------------------------------------------------------
        Executives and Directors (2)                                Institutional Holders (3)
-----------------------------------------------------  ------------------------------------------------------

                                         % of Shares                               % of Shares
            Owner              Amount    Outstanding             Owner                Amount     Outstanding
----------------------------  ---------  ------------  --------------------------  ------------  ------------
Jeffrey P. Jacobs (4) (5)     3,165,500        42.65%  Banc One Investments              10,000         0.13%
Arnold W. Stansley              478,879         6.45%  Legg Mason Wood Walker             5,500         0.07%
James M. Leadbetter (4)         441,581         5.95%                              ------------  ------------
Stephen Peskoff                  67,518         0.91%  Total Institutional Owners        15,500         0.21%
Ian M. Stewart                   20,000         0.27%
David C. Grunenwald              13,088         0.18%
Other Management                 39.173         0.53%                         Retail Float
                              ---------  ------------

Total Executive & Directors   4,225,739        56.93%  Retail Float                   3,181,500        42.86%
-----------------------------------------------------  ------------------------------------------------------

(1) Source: 12/31/00 10-K Filing. Includes any stock options with an exercise price of $1.00.
(2)     Source:  Bloomberg.
(3)     Includes  Class  B  Shares.
(4) Excludes shares of Class A common stock issuable upon conversion of an Amended and Restated Convertible Term Note and credit line convertible note held by CD Entertainment and 20,000 options owned by Mr. Jacobs with an exercise price of $1.79.
(5)      Excludes  10,000  options  with  an  exercise  price  of  $1.75.

                                [CHART OMMITTED]


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 19                  BB&T Capital Markets

================================================================================





                               III.     VALUATION







--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 20                  BB&T Capital Markets

VALUATION  -  OVERVIEW
================================================================================

- BB&T Capital Markets ("BBTCM") has performed a valuation of Colonial Holdings, Inc. ("Colonial") using the following methodologies:

- COMPARABLE PUBLICLY-TRADED COMPANIES ANALYSIS - derives a value for Colonial by analyzing how the public marketplace values a minority ownership in similar publicly-traded companies. BBTCM identified five public companies that own and operate horseracing tracks and conduct pari-mutuel wagering

- COMPARABLE TRANSACTIONS ANALYSIS - analyzes how acquirers value companies or assets similar to Colonial. Although there has been a significant amount of M&A activity in the horseracing industry in recent years, detailed financial information is not publicly-available for the majority of these transactions. However, BBTCM identified 14 transactions for which information was available

- PREMIUMS PAID ANALYSIS - analyzes the premiums paid at announcement over 1-day, 5-day, and 30-day historical stock prices for publicly-traded companies acquired between $0-$50 million in enterprise value within the last 12 months. These premiums were applied to Colonial's stock price as of February 27, February 23, and January 30, 2001

- DISCOUNTED CASH FLOW ANALYSIS - analyzes the future unlevered free cash flows for Colonial for 2001-2005. These cash flows are discounted back to a present value at an appropriate rate and are added to a terminal value, which is determined by applying an earnings multiplier to the Company's projected EBITDA in 2005 and discounting that value back to the present. This analysis was based on projected EBITDA provided by management


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 21                  BB&T Capital Markets

VALUATION  -  COMPARABLE  PUBLICLY-TRADED  COMPANIES  ANALYSIS
================================================================================

- The following five companies were selected for the Comparable Publicly-Traded Companies Analysis:

CANTERBURY  PARK  HOLDING CORP. owns and operates Canterbury Park Racetrack, the
-------------------------------
only pari-mutuel horse racing facility in Minnesota, and Canterbury Park Card Club, the only facility in Minnesota given the legislative authority to host unbanked card games in which players compete against each other and not against the house

CHURCHILL DOWNS INC. is a leading pari-mutuel horse racing company and a leading
--------------------
provider of live racing programming content for the simulcast wagering market. The company currently simulcasts its races to over 1,000 locations in 41 states and nine countries. Following its recent acquisition of Arlington Park, the company operates six racetracks and nine OTB parlors. The company's flagship Churchill Downs racetrack has conducted thoroughbred racing continuously since 1875, and is internationally known as the home of the Kentucky Derby

MAGNA  ENTERTAINMENT CORP. acquires, develops, and operates horse racetracks and
--------------------------
related pari-mutuel wagering operations, and is exploring the development of media sports wagering operations as a complement to its existing horseracing businesses. The company operates seven horse racetracks, including Santa Anita Park, Gulfstream Park, Golden Gate Fields, Thistledown Racetrack, Great Lake Downs, Bay Meadows, and Remington Park


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 22                  BB&T Capital Markets

VALUATION  -  COMPARABLE  PUBLICLY-TRADED  COMPANIES  ANALYSIS
================================================================================

MTR  GAMING  GROUP  INC.  owns  and  operates three gaming resorts.  Mountaineer
------------------------
Racetrack and Gaming Resort in Chester, West Virginia, features the 101-room Mountaineer Lodge, live thoroughbred racing, simulcast horse and greyhound dog racing from racetracks around the country, and over 1,900 video gaming terminals. Speedway Casino at the Ramada Inn in North Las Vegas features a 131-room Ramada Inn, more than 300 slot and video games, and live table games. The company's third gaming resort -- Reno, Nevada's Ramada Inn and Speakeasy Casino -- offers 260 hotel rooms and 200 slot machines

PENN  NATIONAL  GAMING  INC.  is  a  diversified gaming and pari-mutuel wagering
----------------------------
company that owns Charles Town entertainment complex, which includes over 1,900 gaming machines and a thoroughbred racetrack, in Charles Town, West Virginia. The company also owns and operates two racetracks, Penn National Race Course and Pocono Downs, and 11 OTB parlors in Pennsylvania


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 23                  BB&T Capital Markets

COMPANY  OVERVIEW
     VALUATION  -  COMPARABLE  PUBLICLY-TRADED  COMPANIES  ANALYSIS
================================================================================

- The following comparison of company capitalization, size, historical growth, and profitability shows how Colonial compares to the median public comparable

           Comparison of Colonial to the Median Public Comparable (1)
           ----------------------------------------------------------
                                ($ in millions)
----------------------------------------------------------------------------------------------------------------
                                       Mean of
                                    Public Company
                            Colonial  Comparable
                            Holdings   Universe     Comment
                            --------  ----------    -------
Capitalization
--------------
Net Debt to Total Capital     45.1%        48.8%    Colonial is significantly more leveraged relative to EBTTDA
Net Debt to EBITDA            17.5x         1.6x    as compared to its publicly-traded peers.

Size
----
Revenue                     $ 29.7       $347.6     Colonial is significantly smaller than its publicly-traded
EBITDA                      $  1.5       $ 40.0     peers in terms of income statement statistics.
Net Income                   ($2.8)      $ 16.1

Historical Growth (2)
---------------------
2-Year Sales CAGR             -0.4%        50.1%    Colonial has not increased revenue or achieved profitability
2-Year 1BIT CAGR               NM          59.2%    over the past two years while its publicly-traded peers have
2-Year Net Income CAGR         NM          46.2%    grown sales and profits substantially.

Profitability (3)
-----------------
EBITDA %                       5.1%        16.6%    Colonial is significantly less profitable than its
Net Income %                  -9.5%         4.6%    publicly-traded peers.
----------------------------------------------------------------------------------------------------------------

(1)  Financial  information is for the latest twelve months.  For Colonial, this is  as  of  March  31,  2001.
(2)  CAGR  is  the  compounded  annual  growth  rate.
(3)  As  a  percentage  of  revenue


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 24                  BB&T Capital Markets

VALUATION  -  COMPARABLE  PUBLICLY  TRADED  ANALYSIS
================================================================================

     - The following table analyzes the trading multiples for the public comparables relative to the multiples implied in the $1.10 per share offer for Colonial.


                                            ($  in  millions)
------------------------------------------------------------------------------------------------------------
                                                       Equity    Equity Market Value/  Enterprise Value (1)/
                                                                 --------------------  ---------------------
                                                        Market     LTM (2)     Book    LTM     LIM     LTM
Company                                           Capitalization  Net Income   Value  Revenue EBTIDA   EB1T
---------------------------------------  ------------------------ ----------  ------  ------- ------  -----
Canterbury Park Holding Corp.                           $      26     18.9x   2.5x    0.6x     6.7x    9.4x
Churchill Downs Inc.                                    $     397     23.4x   2.1x    1.5x     9.1x   13.0x
Magna Entertainment Corp.                               $     533     48.7x   1.0x    l.lx    13.3x   26.8x
MTR Gaming Group Inc.                                   $     257     16.0x   5.2x    1.7x     9.Ix   11.4x
Penn National Gaming Inc.                               $     313     16.0x   3.8x    2.3x    11.0x   14.8x

                                        |------------------------------------------------------------------|
                                        |Low            $      26     16.0x   1.0x    0.6x     6.7x    9.4x|
                                        |Median         $     313     18.9x   2.5x    1.5x     9.1x   13.0X|
                                        |HIGH           $     533     48.7X   5.2x    2.3x    13.3x   26.8x|
                                        |------------------------------------------------------------------|

  |--------------------------------------------------------------------------------------------------------|
  |Implied Colonial Multiple @ $1.10/Share                             NM     0.3x    1.2x    22.8x      NM|
  |Premium (Discount) to Median                                        NM   -89.9%  -21.9%   150.1%      NM|
  |--------------------------------------------------------------------------------------------------------|
------------------------------------------------------------------------------------------------------------

(1)  Enterprise  value  is  defined  as  equity  market  plus  net  debt.
(2)  LTM  is the latest twelve months and is as of March 31, 2001 for Colonial. As Colonial's LTM EBIT and net income are  negative,  there  is  no  implied  EBIT  nor  net  income multiple


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 25                  BB&T Capital Markets

VALUATION  -  COMPARABLE  TRANSACTIONS  ANALYSIS
================================================================================


-    The following 14 transactions were selected for the Comparable Transactions
     Analysis:

MAGNA  ENTERTAINMENT  CORP.'S  ACQUISITION  OF  LADBROKE  RACING CORP.'S ACCOUNT
--------------------------------------------------------------------------------
WAGERING  OPERATIONS,  THE  MEADOWS  HARNESS  TRACK,  FOUR  OFF-TRACK  BETTING
------------------------------------------------------------------------------
FACILITIES,  AND  AN  18.3%  INTEREST  IN  THE  RACING  NETWORK on April 6, 2001
---------------------------------------------------------------

MAGNA  ENTERTAINMENT  CORP.'S  ACQUISITION  OF  BAY MEADOWS OPERATING COMPANY on
-----------------------------------------------------------------------------
November 20, 2000. Bay Meadows operates the Bay Meadows Racetrack for thoroughbred horse racing in San Mateo, California

CHURCHILL  DOWNS  INC.'S ACQUISITION OF ARLINGTON INTERNATIONAL RACECOURSE INC.,
--------------------------------------------------------------------------------
ARLINGTON  MANAGEMENT SERVICES INC., AND TURF CLUB OF ILLINOIS INC. on September
-------------------------------------------------------------------
8, 2000. The acquired companies own and operate the Arlington International Racecourse, located near Chicago, and five off-track betting and pari-mutuel operations in Illinois

MAGNA  ENTERTAINMENT  CORP.'S  ACQUISITION  OF THE OUTSTANDING STOCK OF LADBROKE
--------------------------------------------------------------------------------
LAND  HOLDINGS  INC.  AND  PACIFIC RACING ASSOCIATION on December 10, 1999.  The
-----------------------------------------------------
acquired entities collectively own and operate Golden Gate Fields racetrack, located in Albany, California

MAGNA  ENTERTAINMENT  CORP.'S ACQUISITION OF THISTLEDOWN INC. AND REMINGTON PARK
--------------------------------------------------------------------------------
INC. on November 12, 1999. Thistledown Inc. owns the Thistledown racetrack located in North Randall, Ohio. Remington Park Inc. owns the Remington Park racetrack located in Oklahoma City, Oklahoma


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 26                  BB&T Capital Markets

VALUATION  -  COMPARABLE  TRANSACTIONS  ANALYSIS
================================================================================


CHURCHILL  DOWNS  INC.'S  ACQUISITION  OF  THE  HOLLYWOOD  PARK  RACE  TRACK AND
--------------------------------------------------------------------------------
HOLLYWOOD  PARK  CASINO  FROM  HOLLYWOOD  PARK  INC. on September 10, 1999.  The
----------------------------------------------------
Hollywood Park Race Track conducts live horseracing in addition to simulcast wagering. The race track is located on 240 acres of land in Inglewood, California

MAGNA  ENTERTAINMENT  CORP.'S  ACQUISITION OF GULFSTREAM PARK RACING ASSOCIATION
--------------------------------------------------------------------------------
INC. on September 1, 1999. Gulfstream Park Racing Association owns and operates the Gulfstream racetrack in Hallandale, Florida

CHURCHILL  DOWNS  INC.'S  ACQUISITION  OF  CALDER RACE COURSE, INC. AND TROPICAL
--------------------------------------------------------------------------------
PARK, INC. on April 23, 1999. Calder Race Course conducts live thoroughbred horseracing and simulcast wagering in Dade County, Florida. Tropical Park, an affiliate of Calder Race Course, also conducts live thoroughbred horseracing and simulcast wagering at the Calder Race Course facility in Dade County, Florida

PENN  NATIONAL GAMING INC.'S JOINT VENTURE WITH GREENWOOD RACING INC. TO ACQUIRE
--------------------------------------------------------------------------------
FREEHOLD  RACEWAY, SECURE A LONG-TERM LEASE ON GARDEN STATE PARK, AND ACQUIRE 10
--------------------------------------------------------------------------------
ACRES  OF  LAND  IN  CHERRY  HILL,  NEW  JERSEY  FROM INTERNATIONAL THOROUGHBRED
--------------------------------------------------------------------------------
BREEDERS, INC. on February 1, 1999. Penn National Gaming and Greenwood Racing each own 50% of the joint venture

MAGNA ENTERTAINMENT CORP.'S ACQUISITION OF SANTA ANITA PARK AND LOS ANGELES TURF
--------------------------------------------------------------------------------
CLUB,  INC.  on  December  11,  1998
-----------


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 27                  BB&T Capital Markets

VALUATION  -  COMPARABLE  TRANSACTIONS  ANALYSIS
================================================================================


CHURCHILL DOWNS INC.'S ACQUISITION OF RACING CORPORATION OF AMERICA on April 21,
-------------------------------------------------------------------
1998. Racing Corporation of America is comprised of Ellis Park Race Course, which conducts live racing and simulcast operations at its race track in Henderson, Kentucky, and Kentucky Horse Center, a horse training center located in Lexington, Kentucky

PENN NATIONAL GAMING INC.'S ACQUISITION OF THE CHARLES TOWN RACETRACK on January
---------------------------------------------------------------------
20, 1997. Charles Town Racetrack operates as a live thoroughbred racing facility in Jefferson County, West Virginia

PENN  NATIONAL  GAMING  INC.'S  ACQUISITION  OF  THE  POCONO  DOWNS RACETRACK on
-----------------------------------------------------------------------------
November 27, 1996. Pocono Downs operates a racetrack in Wilkes-Barre, Pennsylvania and two off-track wagering facilities in Erie, Pennsylvania


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 28                  BB&T Capital Markets

VALUATION  -  COMPARABLE  TRANSACTIONS  ANALYSIS
================================================================================


- The following comparison of company size and profitability shows how Colonial compares to the median target company

            Comparison of Colonial to the Median Target Company (1)
         --------------------------------------------------------------
                                ($ in millions)

                                                    Median
                   Colonial Holdings            Target Company          Comment
                  -------------------  ------------------------------  --------
Size
----
Revenue           $             29.7  $                         33.7
EBITDA            $              1.5  $                          6.6
Net Income                     ($2.8) $                          0.3  Colonial is similar in revenue
                                                                      size and substantially less
                                                                      profitable relative to the
PROFITABILITY(2)                                                      median target company.
----------------
EBITDA %                         5.1%                          17.0%
Net Income %                    -9.5%                           1.7%

(1)  Financial  information is for the last twelve months of available operating data.
     For  Colonial  this  is  as  of  March  1,  2001.
(2)  As  a  percentage  of  revenue.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 29                  BB&T Capital Markets

VALUATION  -  COMPARABLE  TRANSACTIONS  ANALYSIS
================================================================================


     - The following table analyzes the acquisition multiples for comparable transactions relative to the multiples implied in the $1.10 per share offer for Colonial

                                                      ($ in millions)

                                                                                                                Equity Value/
                                                                                                               --------------
Completion                                                                                        Enterprise    LTM      Book
   Date     Acquirer                                                    Target                       Value   Net Income  Value
----------  ---------------------------------------  ---------------------------------------------  -------  ----------  ------
  4/6/2001    Magna Entertainment Corp.              Ladbroke Racing Corp.                          $ 53.0           NM     NM
11/20/2000    Magna Entertainment Corp.              Bay Meadows Operating Co.                        24.2         2.3x  18.9x
  9/8/2000    Churchill Downs Inc.                   Arlington International Racecourse               75.6           NM   1.0x
12/10/1999    Magna Entertainment Corp.              Ladbroke Land Holdings/ Pacific Racing Assc.     87.0           NM   7.5x
11/12/1999    Magna Entertainment Corp.              Thistledown Inc.                                 14.0        49.3x     NM
11/12/1999    Magna Entertainment Corp.              Remington Park Inc.                              10.0           NM   1.2x
 9/10/1999    Churchill Downs Inc.                   Hollywood Park Racetrack/ Casino                140.0        17.4x   1.7x
  9/1/1999    Magna Entertainment Corp.              GulfstreamPark Racetrack                         88.2        61.7x     NM
 4/23/1999    Churchill Downs Inc.                   Tropical Park Inc./ Calder Race Course           88.9        15.Ox     NM
  2/1/1999    Penn National Gaming/Greenwood         Garden State Racetrack/ Freehold Raceway         54.5        9.6x    0.8x
12/11/1998    Magna Entertainment Corp.              Santa Anita Park/ Los Angeles Turf Club         119.0           NM     NM
 4/21/1998    Churchill Downs Inc.                   Racing Corporation of America                    22.0        72.5x   1.4x
 1/20/1997    Penn National Gaming Inc.              Charles Town Racetrack                           16.0           NM     NM
11/27/1996    Penn National Gaming Inc.              Pocono Downs Racetrack                           47.0        23.Ox   4.1x

                                                     -------------------------------------------  --------  -----------  -----
                                                     Low                                          $   10.0         2.3x   0.8x
                                                     Median                                       $   53.7        20.2x   1.6x
                                                     FTigh                                        $  140.0        72.5x  18.9x
                                                     -------------------------------------------  --------  -----------  -----

            ----------------------------------------------------------------------------------------------  -----------  -----
            Implied Colonial Multiple @ $1.10/share                                                                  NM   0.3x
            PREMIUM (DISCOUNT) TO MEDIAN                                                                             NM -84.0%
            ----------------------------------------------------------------------------------------------  -----------  -----

                                         Enterprise Value/LTM (1)
                                       ----------------------------
Acquirer                                 Revenue   EBITDA  EB1T
---------------------------------------  --------  ------  -----
  Magna Entertainment Corp.                 0.7x     4.4x      NM
  Magna Entertainment Corp.                 0.7x     3.3x    3.9x
  Churchill Downs Inc.                      1.6x       NM      NM
  Magna Entertainment Corp.                 3.2x    16.4x   29.9x
  Magna Entertainment Corp.                 0.8x     6.2x   17.5x
  Magna Entertainment Corp.                 0.7x       NM      NM
  Churchill Downs Inc.                      1.2x     6.2x    9.9x
  Magna Entertainment Corp.                 3.8x    12.5x   16.8x
  Churchill Downs Inc.                      1.2x     6.8x    7.9x
  Penn National Gaming/Greenwood            0.8x     5.lx    6.2x
  Magna Entertainment Corp.                 1.8x    10.4x   11.7x
  Churchill Downs Inc.                      1.2x    13.2x   34.8x
  Penn National Gaming Inc.                 1.4x       NM      NM
  Penn National Gaming Inc.                 1.4x     7.8x    9.4x

------------------------------------------  ----  -------  ------
Low                                         0.7x     3.3x    3.9x
Median                                      1.2x     6.8x   10.8x
FTigh                                       3.8x    16.4x   34.8x
------------------------------------------  ----  -------  ------

---------------------------------------  --------  ------  -----
Implied Colonial Multiple @ $1.10/share     1.2x    22.8x      NM
PREMIUM (DISCOUNT) TO MEDIAN               -4.7%   234.0%      NM
---------------------------------------  --------  ------  -----

(1)  Enterprise  value  is  defined  as  equity  market  value  plus  net  debt.  LTM  equals  latest  twelve  months.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 30                  BB&T Capital Markets

VALUATION  -  PREMIUMS  PAID  ANALYSIS
================================================================================


- The following table analyzes premiums paid in acquisitions of public companies between $0-$50 million in enterprise value within the last 12 months

                                                                             Stock Price:
Offer For $1.10 Per Share          Announce       Announced    -----------------------------------------
                                     Date       Offer Price(1)  1 Day Prior  5 Days Prior  30 Days Prior
------------------------------  --------------  --------------  -----------  ------------  -------------
Colonial Holdings Inc.                 2/28/01  $      1.10     $      0.23  $       0.23  $        0.23
Actual Premium at Announcement                                      370.1 %       370.1 %        370.1 %
------------------------------  --------------  --------------  -----------  ------------  -------------

                                                                                                 Median of Group
                                                                                     ----------------------------------------
                                                                                         Premiums at Announcement Over:
                                                                                     ----------------------------------------
                                                                                     1 Day Prior  5 Days Prior  30 Days Prior
                                                                                     -----------  ------------  -------------
Acquisitions  of  Public  Companies  with Enterprise Value Less Than $50 Million           37.7%         45.9%          59.3%
Within  the  Past  12  Months  (2)
                                            --------------------------------------------------------------------------------
                                            Implied  Colonial  Price  Per  Share     $      032   $      0.34    $      0.37
                                            Actual  Colonial  Offer                  $     1.10   $      1.10    $      1.10
                                            --------------------------------------------------------------------------------

(1) For purposes of this analysis, the initial publicly announced offer of $1.00 per share is assumed to be $1.10 per share.
(2)  Comprised  of  65  transactions.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 31                  BB&T Capital Markets

VALUATION  -  DISCOUNTED  CASH  FLOW  ANALYSIS
================================================================================



Projected  EBITDA  for  2001-2005  was  provided  by  management


                                   ($ in OOOs)
--------------------------------------------------------------------------------------
                                              FOR THE FISCAL YEARS EACLNG DECEMBER 31,
                                              ----------------------------------------
                                                2001    2002    2003    2004    2005
                                               ------  ------  ------  ------  ------
       EBITDA (1)                              $2,644  $3,454  $4,057  $4,057  $4,057
     Depreciation and Amortization (2)          1,500   1,500   1,500   1,500   1,500
                                               ------  ------  ------  ------  ------
       EBIT                                     1,144   1,954   2,557   2,557   2,557
     Provision for Taxes (3)                        0       0       0       0       0
                                               ------  ------  ------  ------  ------
       UNLEVERED NET INCOME                     1,144   1,954   2,557   2,557   2,557

     Plus: Depreciation and Amortization        1,500   1,500   1,500   1,500   1,500
     Less: Capital Expenditures (1)               575     500     500     500     500
     Less: Increase in Working Investment (4)       0       0       0       0       0
                                               ------  ------  ------  ------  ------
       UNLEVERED FREE CASH FLOW                $2,069  $2,954  $3,557  $3,557  $3,557
                                               ======  ======  ======  ======  ======

       DISCOUNT  RATE  OF  13.83%
       EBITDA  TERMINAL  MULTIPLE  OF  9.13X

       PRESENT  VALUE  OF  CASH  FLOWS                        $10,490
       PRESENT  VALUE  OF  TERMINAL  VALUE                    $19,373
                                                              -------
       TOTAL  PRESENT  ENTERPRISE  VALUE                      $29,863
       LESS  NET  DEBT                                        $26,675
                                                              -------
       NET  PRESENT  EQUITY  VALUE                            $ 3,188
                                                              =======

                                                              =======
       NET  PRESENT  EQUITY  VALUE  PER  SHARE                $  0.44
                                                              =======
     (1)  Provided  by  management.
     (2)  Estimated  by  BBTCM.
     (3) Estimated by BBTCM at $0 due to cumulative net operating losses the Company incurred from 1997-2000.
     (4)  Estimated  based  on  discussions  with  management.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                 32                  BB&T Capital Markets

VALUATION  -  DISCOUNTED  CASH  FLOW  ANALYSIS
================================================================================
- The following sensitivity analysis provides the net present value of equity per share based on a range of terminal multiples and discount rates




                      Net  Present  Value  of  Equity  Per  Share
                      -------------------------------------------

                               EBITDA  Terminal  Multiple
                   -------------------------------------------------
                              7.1x      8.1x     9.1x   l0.lx  ll.lx
                           --------  --------  ------  ------  -----
                    11.8%  $  0.13   $  0.45   $ 0.76  $ 1.08  $1.40
                    12.8%   ($0.01)  $  0.29   $ 0.60  $ 0.90  $1.21
    Discount Rate   13.8%   ($0.15)  $  0.15   $ 0.44  $ 0.73  $1.02
                                               ------
                    14.8%   ($0.27)  $  0.01   $ 0.29  $ 0.57  $0.85
                    15.8%   ($0.39)   ($0.12)  $ 0.14  $ 0.41  $0.68





--------------------------------------------------------------------------------
Colonial Holdings, Inc.                33                   BB&T Capital Markets

VALUATION  -  SUMMARY
================================================================================
- As Colonial's LTM EBIT and net income are negative, they cannot be used to calculate an implied equity value per share.

                               IMPLIED EQUITY VALUE PER SHARE                                     IMPLIED EAUITV VALUE PER SHARE
                               ------------------------------                                     ------------------------------
Comparable Companies Analysis     LOW      MEDIAN      HIGH     Comparable Transactions Analysis     LOW     MEDIAN    HIGH
                               ---------  ---------  ---------                                    --------  --------  -------
  Equity Value/Book Value      $   5.11   $  13.23   $  27.53   Equity Value/Book Value           $  3.60   $  6.87   $82.85
  Equity Value/Net Income            NM         NM         NM   Equity Value/Net Income                NM        NM       NM
  Enterprise Value/Revenue       ($0.79)  $   2.94   $   6.72   Enterprise Value/Revenue           ($0.74)  $  1.33   $11.63
  Enterprise Value/EBITDA        ($1.58)    ($1.23)    ($0.61)  Enterprise Value/EBITDA            ($2.91)   ($2.19)  ($0.22)
  Enterprise Value/EBIT              NM         NM         NM   Enterprise Value/EBIT                  NM        NM       NM
                               ---------  ---------  ---------                                    --------  --------  -------
             Median              ($0.79)  $   2.94      $6.72        Median                        ($0.74)  $  1.33   $11.63
                               ---------  ---------  ---------                                    --------  --------  -------


                                                                                                  IMPLIED EAUITV VALUE PER SHARE
                                                                                                  ------------------------------
Premiums Paid Analysis                                          Discounted Cash Flow Analysis       LOW      MEDIAN    HIGH
                                                                                                  --------  --------  -------
                               IMPLIED EQUITY VALUE PER SHARE        Discount  Rates              $  0.14     $ 0.44  $  0.76
                        ----------------------------------------
                        1 DAY PRIOR  5 DAYS PRIOR  30 DAYS PRIOR     Terminal Value Multiples      ($0.15)    $ 0.44  $  1.02
                        -----------  ------------  -------------                                  --------  --------  -------
                              $0.32         $0.34          $0.37     Median                        ($0.00)    $ 0.44  $  0.89
                        -----------  ------------  -------------                                  --------  --------  -------




--------------------------------------------------------------------------------
Colonial Holdings, Inc.                34                   BB&T Capital Markets

================================================================================




                             IV.     OPINION LETTER






     June  6,  2001




Special  Committee  of  the  Board  of  Directors
Colonial  Holdings,  Inc.
10515  Colonial  Downs  Parkway
New  Kent,  VA  23124

Gentlemen:

     Colonial Holdings, Inc. (the "Company"), Gameco, Inc. ("Parent"), and Gameco Acquisition, Inc., a wholly-owned subsidiary of Parent (the "Merger Sub"), plan to enter into a Merger Agreement (the "Agreement") pursuant to which the Merger Sub will be merged with and into the Company (the "Merger") and the Company will survive as a wholly-owned subsidiary of Parent.

     As proposed in the Agreement, the members of Parent have committed to contribute to Parent an aggregate of 3,165,500 shares of the Company. In addition, Parent has proposed to the Board of Directors of the Company that Parent acquire the shares (the "Public Shares") not owned by Parent for cash consideration of $1.10 per share. You have requested our opinion with respect to the fairness from a financial point of view to the holders of Public Shares in the Merger, as of the date of this letter, of the consideration to be received by them in the Merger.

     BB&T Capital Markets, a subsidiary of Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee upon the delivery of this opinion and the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In developing our opinion, we have, among other things: (1) reviewed the Agreement and discussed with management and representatives of the Company the proposed material terms of the Merger; (2) reviewed, among other public information, the Company's Annual Reports, Forms 10-K, and related financial information for the fiscal years ended December 31, 1997, 1998, 1999, and 2000;
(3) reviewed the Form 10-Q for the quarter ended March 31, 2001; (4) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by the Company; (5) conducted discussions with members of senior management of the Company concerning the Company's businesses and prospects; (6) reviewed the historical market prices and trading activity for the Company's common stock and compared such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant; (7) compared the financial position and results of operation of the Company with those of certain publicly traded companies which we deemed to be relevant; (8) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations which we deemed to be relevant; (9) reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, five days prior to the announcement, and thirty days prior to the announcement; (10) analyzed a discounted cash flow scenario of the Company based upon estimates of projected financial performance prepared by the management of the Company; and (11) reviewed other such financial studies and analyses and performed such other investigations and took into account all other matters as we deemed to be material or otherwise necessary to render our Opinion, including our assessment of regulatory, economic, market, and monetary conditions.

     In conducting our review and arriving at our opinion, we discussed with members of management and representatives of the Company the background of the Merger, the reasons and basis for the Merger and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of the Company. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have further assumed that the financial forecasts provided to us by the Company have been reasonably prepared on a basis reflecting the best judgment and estimate of management and that such forecasts will be realized in the amounts and at the times contemplated. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company.

     Our opinion expressed herein was prepared for the use of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to the holders of Public Shares as to how they should vote at the stockholders' meeting in connection with the Merger. Our opinion may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement or registration statement distributed in connection with the Merger.

     On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Public Shares in the Merger is fair from a financial point of view to the holders of Public Shares of the Company.

     Very  truly  yours,

     BB&T  CAPITAL  MARKETS
A  division  of  SCOTT  &  STRINGFELLOW,  INC.



By:

     Matthew  G.  Thompson,  Jr.
     Managing  Director



--------------------------------------------------------------------------------
Colonial Holdings, Inc.                35                   BB&T Capital Markets

================================================================================




                                   APPENDICES




--------------------------------------------------------------------------------
Colonial Holdings, Inc.                36                   BB&T Capital Markets

================================================================================
COMPARABLE  COMPANIES  ANALYSIS
(Amounts  in  Millions,  Except  Per  Share  Data)

                                                               MARKET  DATA
                                       -------------------------------------------------------------
                                         6/1/01 PRICE      PRICE AS    Shares
     COMPANY  NAME                         52-WEEK          a % of      Out.    MARKET   ENTERPRISE
LATEST QTR. . FISCAL YEAR END  Ticker      LOW-HIGH      52 WEEK HIGH  (Mils.)  VALUE    VALUE (1)
-----------------------------  ------  ----------------  ------------  -------  -------  ----------
CANTERBURY PARK HOLDING CORP.  TRAK    $           7.51         75.1%      3.5  $  26.1  $     22.9
  3/31/01 - Dec.                       $ 5.88 - $ 10.00

CHURCHILL DOWNS INC.           CHDN    $          30.45         84.3%     13.0  $ 397.2  $    552.5
  3/31/01 - Dec.                       $21.50 - $ 36.13

MAGNA ENTERTAINMENTCORP.       MIEC    $           6.62         84.1%     80.5  $ 532.7  $    533.0
  3/31/01 - Dec.                       $ 3.63 - $  7.88

MTR GAMING GROUP INC.          MNTG    $           9.89         90.8%     26.0  $ 257.3  $    312.6
  3131/01 - Dec.                       $ 3.25 - $ 10.89

PENN NATIONAL GAMING INC.      PENN    $          20.16         84.0%     15.5  $ 313.0  $    792.8
   3131/01 - Dec.                      $ 8.00 - $ 24.00

                                             VALUATION  DATA
                               -----------------------------------------
                                  EQUITY MARKET  VALUE/       ENTERPRISE VALUE/
                               --------------------------  -----------------------
                                    LTM          Book        LTM     LTM     LTM
                                NET  INCOME      VALUE     REVENUE  EBITDA   EBIT
                               -------------  -----------  -------  ------  ------
CANTERBURY PARK HOLDING CORP.          18.9x         2.5x     0.6x    6.7x    9.4x
  3/31/01 - Dec.
CHURCHILL DOWNS INC.                   23.4x         2.1x     1.5x    9.1x   13.0x
  3/31/01 - Dec.
MAGNA ENTERTAINMENTCORP.               48.7x         1.0x     l.lx    13.3x  26.8x
  3/31/01 - Dec.
MTR GAMING GROUP INC.                  16.0x         5.2x     1.7x    9.1x   11.4x
  3131/01 - Dec.
PENN NATIONAL GAMING INC.              16.0x         3.8x     2.3x   11.0x   14.8x
3131/01 - Dec.

                         ---------------------------------------------------------
                         LOW           16.0X         1.0x     0.6x    6.7x    9.4X
                         MEDIAN        18.9X          25x     1.5x    9.1x   13.0x
                         HIGH          48.7X         5.2x     2.3x   13.3X   26.8x
                         ---------------------------------------------------------

                       ------------------------------------------------------------
                       LOW                      75.1%           $  26.1  $     22.9
                       MEDIAN                   84.1%           $ 313.0  $    533.0
                       HIGH                     90.8%           $ 532.7  $    792.8
                       ------------------------------------------------------------

================================================================================
                         OFFER OF $1.10 PER SHARE
================================================================================
                                                               MARKET  DATA
                                       -------------------------------------------------------------
                                         6/1/01 PRICE      PRICE AS    Shares
     COMPANY  NAME                         52-WEEK          a % of      Out.    MARKET   ENTERPRISE
LATEST QTR. . FISCAL YEAR END  Ticker      LOW-HIGH      52 WEEK HIGH  (Mils.)  VALUE    VALUE (1)
-----------------------------  ------  ----------------  ------------  -------  -------  ----------
COLONIAL HOLDINGS INC.         CHLD    $           1.10        110.0%      7.4  $   8.2  $     34.8
  3/31/01 - Dec.                       $ 0.16 -  $ 1.00


                                             VALUATION  DATA
                               -----------------------------------------
                                  EQUITY MARKET  VALUE/       ENTERPRISE VALUE/
                               --------------------------  -----------------------
                                    LTM          Book        LTM     LTM     LTM
                                NET  INCOME      VALUE     REVENUE  EBITDA   EBIT
                               -------------  -----------  -------  ------  ------
COLONIAL HOLDINGS INC.                    NM         0.3x     1.2x   22.8x      NM
  3/31/01 - Dec.


     (1)  Enterprise  value  is  defined  as  equity market value plus net debt.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

================================================================================
COMPARABLE  COMPANIES  ANALYSIS

(Amounts  in  Millions,  Except  Per  Share  Data)

                                      INCOME  STATEMENT  (3)           PROFITABILITY  &  RETURNS  (4)      HISTORICAL  GROWTH
                               -----------------------------------   -----------------------------------  --------------------
                                                          Last  Twelve  Months
                               -------------------------------------------------------------------------  Revenue     EBTl'
                                                             Net                        Net               2-Year     2-Year
Company Name                   Revenue   EBITDA    EBIT     Income   EBITDA    EBIT    Income   ROE (51   CAGR (6)  CAGR (61
-----------------------------  --------  -------  -------  --------  -------  -------  -------  --------  --------  ---------
Canterbury Park Holding Corp.  $   36.7  $   3.4  $  2.4   $   1.4      9.2%     6.6%     3.8%     13.2%     59.7%     164.6%

Churchill Downs Inc.           $  367.8  $  60.9  $ 42.7   $  17.0     16.6%    11.6%     4.6%      8.9%     56.8%      64.8%

Magna Entertainment Corp.      $  471.6  $  40.0  $ 19.9   $  10.9      8.5%     4.2%     2.3%      2.0%        NM         NM

MTR Gaming Group Inc.          $  183.1  $  34.3  $ 27.4   $  16.1     18.7%    15.0%     8.8%     32.3%     43.3%      49.0%

Penn National Gaming Inc.      $  347.6  $  71.8  $ 53.4   $  19.6     20.6%    15.4%     5.6%     24.0%     38.2%      53.6%
=============================================================================================================================
Low:                           $   36.7  $    3A  $  2.4   $   1.4       85%  4.23'0   2.33'0       2.0%     38.2%      49.0%
Median:                        $  347.6  $  40.0  $ 27.4   $  16.1     16.6%  11.690   4.6g'o   13.2g'o   50.19'0       59.2%
High:                          $  471.6  $  71.8  $ 53.4   $  19.6     20.6%   15.40      8.8%     32.3%     59.7%     164.6%
=============================================================================================================================
Colonial Holdings Inc.         $   29.7  $   1.5   ($0.1)    ($2.8)     5.1%   (0.5%)   (9.5%)        NM    (0.4%)         NM


                               HISTORICAL
                                 GROWTH            CAPITALIZATION
                              ------------  ------------------------------
                                                        Common
                               Net  Income  Net  Debt   Equity
                                 2 - Year   to  Total    Book      Net
Company Name                     CAGR I6)    Capital     Value   Debt (7)
-----------------------------  -----------  ----------  -------  ---------
Canterbury Park Holding Corp.        91.8%          NM  $  10.5     ($3.3)

Churchill Downs Inc.                 35.0%       44.9%  $ 190.6  $  155.2

Magna Entertainment Corp.               NM        0.0%  $ 555.4  $    0.3

MTR Gaming Group Inc.                20.2%       52.6%  $  49.8  $   55.3

Penn National Gaming Inc.            57.3%       85.5%  $  81.5  $  479.9
==========================================================================
Low:                                 20.2%        0.0%  $  10.5  $     3.3
Median:                              46.2%       48.8%  $  81.5  $    55.3
High:                                91.8%       85.5%  $ 555.4  $   479.9
==========================================================================
Colonial Holdings Inc.                  NM       45.1%  $  32.5  $   26.7

Footnotes:
----------
(3)  Adjusted  for  non-recurring  and  extraordinary  items.
(4)  Expressed  as  a  percentage  of  revenue.
(5)  Equal  to  net  income  divided  by  period-end  book  equity.
(6) CAGR equals compounded annual growth rate. Represents one year growth for Canterbury Park. Not relevant for Magna Entertainment as the company was incorporated in March 1999.
(7) Equal to the sum of short-term debt, long-term debt and capital leases less cash, marketable securities and short-term investments.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

================================================================================
COMPARABLE  COMPANIES  ANALYSIS
(Amounts  in  Millions,  Except  Per  Share  Data)

                                                                                                 Minority  Equity  Value
                                                                                                 - Less: 10% Liquidity Discount (4)
                             Implied  Public                                                     + Plus: 35% Control Premium  (5)
                          Comparable  Multiples      Colonial's  Implied  Equity  Values  (3)    = Implied  Equity  Value
                       ---------------------------   ----------------------------------------    -------------------------
                                                     LTM  (2)
                         Low     Median     High      as  of     Low        Median       High        Low        Median
Enterprise Value (1):  Multiple  Multiple  Multiple   3/31/01  Multiple    Multiple    Multiple    Multiple    Multiple
---------------------  --------  --------  --------  --------  ---------  ----------  ----------  ----------  ----------
To Revenue                 0.6x      1.5x      2.3x  $   29.7     ($8.2)  $    17.9   $    41.1       ($5.9)  $    21.8

To EBITDA                  6.7x      9.1x     13.3x  $    1.5    ($16.4)     ($12.7)      ($6.3)     ($11.7)      ($9.1)

Equity Market Value:
---------------------
To Book Value              1.0x      2.5x      5.2x  $   32.5  $   31.2   $    80.8   $   168.2   $    37.9    $   98.2

                                    Total (6)
                                     Shares     ===============================
                                   Outstanding     Equity  Value  Per  Share
                        ---------  -----------  -------------------------------
                           High                   Low       Median       High
Enterprise Value (1):   Multiple                Multiple   Multiple    Multiple
---------------------  ----------  -----------  --------  ----------  ---------
To Revenue             $    49.9                  (x.79)  $    2.94   $   6.72
                                          7.4
To EBITDA                  ($4.5)                ($1.58)     ($1.23)    ($0.61)

Equity Market Value:
---------------------
To Book Value          $   204.3                $  5.11   $   13.23   $  27.53
                                                ===============================


Footnotes:
----------
(1)  Enterprise  value  is  defined  as  equity  market  value  plus  net  debt.
(2) LTM equals latest twelve months. As Colonial's LTM EBTT and net income are negative, they were excluded from this analysis.
(3) Implied equity values based on enterprise value multiples are calculated by applying the implied multiples to Colonial's LTM operating results and subtracting net debt of $26.675 million.
(4) A 10% liquidity discount was applied to the minority equity value as Colonial's average daily trading volume of approximately 9,484 shares is significantly below the average daily trading volume of approximately 65,500 for the comparable public company universe.
(5) As the derived trading multiples for the public comparables represents a minority interest, a 35% control premium was applied to the minority equity value, which is consistent with historical market levels.
(6) Comprised of 5,025,239 shares of Class A common stock, 2,242,500 shares of Class B common stock, and 155,000 stock options with an exercise price of $1.00.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

================================================================================





                        COMPARABLE TRANSACTIONS ANALYSIS





--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

================================================================================


COMPARABLE  TRANSACTIONS
(Amounts  in  Millions,  Except  Per  Share  Data)


                                                                                                             TOTAL
                            IMPLIED  COMPARABLE                                                              SHARES
                          TRANSACTIONS  MULTIPLES                          IMPLIED  EQUITY  VALUES (3)     OUTSTANDING
                       -----------------------------    COLONIAL'S    -----------------------------------  -----------
                         LOW      MEDIAN     HIGH     LTM (2) AS OF      LOW        MEDIAN       HIGH
ENTERPRISE VALUE (1):  MULTIPLE  MULTIPLE  MULTIPLE     3/31/2001      MULTIPLE    MULTIPLE    MULTIPLE
---------------------  --------  --------  ---------  --------------  ----------  ----------  -----------
TO REVENUE                 0.7x      1.2x       3.8x  $         29.7      ($5.5)  $     9.9   $     86.3

TO EBITDA                  3.3x      6.8x      16.4X  $          1.5     ($21.6)     ($16.2)       ($1.6)          7.4

(EQUITY MARKET VALUE:
---------------------
TO BOOK VALUE              0.8x      1.6x      18.9X  $         32.5  $    26.7   $    51.0   $    614.9



                       |-----------------------------------|
                       |  EQUITY     VALUE PER     SHARE   |
                       |----------  -----------  ----------|
                       |   LOW        MEDIAN        HIGH   |
ENTERPRISE VALUE (1):  | MULTIPLE    MULTIPLE     MULTIPLE |
---------------------  |----------  -----------  ----------|
TO REVENUE             |   ($0.74)  $     1.33   $   11.63 |
                       |                                   |
TO EB1TDA              |   ($2.91)      ($2.19)     ($0.22)|
                       |                                   |
(EQUITY MARKET VALUE:  |                                   |
---------------------  |                                   |
TO BOOK VALUE          |$    3.60   $     6.87   $   82.85 |
                       |-----------------------------------|


FOOTNOTES:
---------------------
(1)  Enterprise  value  is  defined  as  equity  market  value  plus  net  debt.
(2) LTM equals latest twelve months. As Colonial's LTM EBIT and net income are negative, they were excluded from this analysis.
(3) Implied equity values based on enterprise value multiples are calculated by applying the implied multiples to Colonial's LTM operating results and subtracting net debt of $26.675 million.


--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

================================================================================





                          DISCOUNTED CASH FLOW ANALYSIS





--------------------------------------------------------------------------------
Colonial Holdings, Inc.                                     BB&T Capital Markets

================================================================================

                    Terminal EBITDA Multiple (1)
           ----------------------------------------------


DISCOUNT
  RATE       7.13X     8.13X     9.13x   10.13x   11.13X
---------------------------------------------------------

   11.83%  $ 11,064   $11,064   $11,064  $11,064  $11,064  Present Value of Cash Flows
              6.529   $18,849   $21,169  $23,489  $25,808  Present Value of Terminal Value
           ---------  --------  -------  -------  -------
           $ 27,593   $29,913   $32,233  $34,553  $36,873  Total Present Value
           $ 26,675   $26,675   $26,675  $26,675  $26,675  Less: Net Debt (2)
           ---------  --------  -------  -------  -------
           $    919   $ 3,239   $ 5,559  $ 7,878  $10,198  Net Present Value of Equity
           $   0.13   $  0.45   $  0.76  $  1.08  $  1.40  Net Present Value of Equity Per Share (3)

   12.83%  $ 10,771   $10,771   $10,771  $10,771  $10,771  Present Value of Cash Flows
           $ 15.809   $18,028   $20.247  $22.466  $24.685  Present Value of Terminal Value
           ---------  --------  -------  -------  -------
           $ 26,581   $28,799   $31,018  $33,237  $35,456  Total Present Value
           $ 26,675   $26,675   $26.675  $26.675  $26.675  Less: Net Debt (2)
           ---------  --------  -------  -------  -------
               ($94)  $ 2,125   $ 4,344  $ 6,563  $ 8,781  Net Present Value of Equity
             ($0.01)  $  0.29   $  0.60  $  0.90  $  1.21  Net Present Value of Equity Per Share (3)

   13.83%  $ 10,490   $10,490   $10,490  $10,490  $10,490  Present VatueofCashFlows
           $ 15,127   $17.250   $19.373  $21,496  $23.619  Present Value of Terminal Value
           ---------  --------  -------  -------  -------
           $ 25,617   $27,740   $29,863  $31,986  $34,109  Total Present Value
           $ 26,675   $26.675   $26,675  $26.675  $26,675  Less: Net Debt (2)
           ---------  --------  -------  -------  -------
            ($1,058)  $ 1,065   $ 3 188  $ 5,311  $ 7,434  Net Present Value of Equity
             ($0.15)  $  0.15   $  0.44  $  0.73  $  1.02  Net Present Value of Equity Per Share (3)

   14.83%  $ 10,219   $10,219   $10,219  $10,219  $10,219  Present Value of Cash Flows
           $ 14,480   $16.512   $18,544  $20.576  $22.609  Present Value of Terminal Value
           ---------  --------  -------  -------  -------
           $ 24,699   $26,731   $28,764  $30,796  $32,828  Total Present Value
           $ 26,675   $26,675   $26,675  $26,675  $26,675  Less: Net Debt (2)
           ---------  --------  -------  -------  -------
            ($1,975)  $    57   $ 2,089  $ 4,121  $ 6,153  Net Present Value of Equity
             ($0.27)  $  0.01   $  0.29  $  0.57  $  0.85  Net Present Value of Equity Per Share (3)

   15.83%  $  9,960   $ 9,960   $ 9,960  $ 9,960  $ 9,960  Present Value of Cash flows
           $ 13.865   $15.811   $17,757  $19.703  $21,649  Present Value of Terminal Value
           ---------  --------  -------  -------  -------
           $ 23,825   $25,771   $27,717  $29,663  $31,609  Tonal Present Value
           $ 26.675   $26.675   $26,675  $26,675  $26,675  Less: Net Debt (2)
           ---------  --------  -------  -------  -------
            ($2,850)    ($904)  $ 1,042  $ 2,988  $ 4,934  Net Present Value of Equity
             ($0.39)   ($0.12)  $  0.14  $  0.41  $  0.68  Net Present Value of Equity Per Share (3)

---------
(1)  The  median terminal EBITDA multiple is based on the median EBITDA multiple for  the  public  comparables.
(2)  Net  debt  is  calculated  as  follows:
     $27,953     Total  debt  as  of  March  31,  2001.
      $1,278     Cash  and  cash  equivalents  as  of  March  31,  2001.
     $26,675     Total  net  debt
(3) Total shares outstanding = 7.2677 million. This excludes the 155,000 stock options with an exercise price of $1.00.


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Colonial Holdings, Inc.                                     BB&T Capital Markets

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